UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

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2016 Annual General Meeting July 2016

Forward-Looking Statements This presentation contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ growth strategy, the relationship between that growth strategy and the way Jazz Pharmaceuticals intends to advance its business and increase shareholder value, and Jazz Pharmaceuticals’ ability to execute on that growth strategy; and other statements that are not historical facts. These forward-looking statements are based on Jazz Pharmaceuticals’ current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with maintaining or increasing sales of and revenue from Xyrem® (sodium oxybate) oral solution, such as the potential introduction of generic competition or other competitive sodium oxybate products; regulatory restrictions and requirements applicable to Xyrem and ongoing patent litigation and related proceedings; effectively commercializing Jazz Pharmaceuticals’ other products and product candidates; protecting and enhancing Jazz Pharmaceuticals’ intellectual property rights; delays or problems in the supply or manufacture of Jazz Pharmaceuticals’ products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements; the difficulty and uncertainty of pharmaceutical product development and the uncertainty of clinical success; the inherent uncertainty associated with the regulatory approval process; identifying and acquiring, in-licensing or developing additional products or product candidates and financing and integrating these transactions, including the risks that Jazz Pharmaceuticals may not be able to successfully identify and acquire, in-license or develop additional products or product candidates to grow its business, and, even if it is able to do so, Jazz Pharmaceuticals may not be able to successfully manage the risks associated with integrating any products or product candidates it may acquire in the future into its product portfolio, or Jazz Pharmaceuticals may otherwise fail to realize the anticipated benefits of these acquisitions; and the risks and uncertainties described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and future filings and reports by Jazz Pharmaceuticals. Other risks and uncertainties of which Jazz Pharmaceuticals is not currently aware may also affect its forward-looking statements and may cause actual results and timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by Jazz Pharmaceuticals on its website or otherwise. Jazz Pharmaceuticals does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in expectations or other circumstances that exist after the date as of which the forward-looking statements were made. "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

About Jazz Pharmaceuticals plc

We are Listed in the U.S. and Incorporated in Ireland We are the successor to Jazz Pharmaceuticals, Inc. Through a merger transaction effected with Azur Pharma Public Limited Company in 2012 (the Azur Merger), we effectively re-domiciled in Ireland Our ordinary shares are listed exclusively on the NASDAQ Global Select Market Although we are an Irish company, we are a U.S. domestic reporting company under SEC rules—we are not a foreign private issuer within the meaning of SEC rules

What it Means to be Listed in the U.S. and Incorporated in Ireland Because we are incorporated in Ireland, we follow the corporate legal requirements of Ireland Because our ordinary shares are listed exclusively in the U.S. and the U.S. capital markets are the sole capital markets for our ordinary shares: We follow the rules and regulations of the SEC and the NASDAQ rules and listing standards We are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on NASDAQ We are committed to following customary U.S. capital markets practices and corporate governance standards

We Are Focused on Improving Patients’ Lives and Creating Shareholder Value by Identifying, Developing and Commercializing Meaningful Products that Address Unmet Medical Needs Our strategy is to create shareholder value by: Growing sales of existing products in our portfolio, including by identifying and investing in growth opportunities such as new treatment indications Acquiring clinically meaningful and differentiated products that are on the market or product candidates that are in late-stage development Pursuing targeted development of post-discovery differentiated product candidates We have been engaged in targeted business development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and acquisitions or in-licensing of new assets

About Our 2016 Annual General Meeting Proposals 6 and 7

What are 2016 Annual General Meeting Proposals 6 and 7? Under Irish law, our directors must have specific authority from our shareholders to issue shares, and our directors must also have specific authority from our shareholders to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis   Since the Azur Merger in January 2012, our directors have been authorized, subject to SEC and NASDAQ rules and regulations, to issue shares without shareholder approval, up to a maximum of our authorized but unissued share capital, and are further authorized to issue those shares for cash without first being required to offer those shares to all of our shareholders on a pro-rata basis – these current share issuance authorities expire in January 2017 Proposals 6 and 7 ask our shareholders to renew, for an additional five years, the same share issuance authorities that have been in place and that we have been operating under since the Azur Merger Votes required for approval—Proposal 6 requires affirmative vote of a majority of the votes cast on the proposal and Proposal 7 requires affirmative vote of 75% of the votes cast on the proposal Additional background to Proposals 6 and 7 is on pages 78–82 of our definitive proxy statement filed on June 20, 2016

Why Proposals 6 and 7 are Important to Jazz Pharmaceuticals and Why You Should Vote “FOR” These Proposals Approval of Proposals 6 and 7 extends—but does not expand—our current share issuance authorities We are not asking you to approve an increase to our authorized share capital Renewing our share issuance authorities will simply keep us on an equal footing with our peer companies who are incorporated and listed in the U.S. and will best position us to continue to execute on our growth strategy We are and will continue to be subject to the shareholder approval and other requirements of NASDAQ and the SEC with respect to share issuances (e.g., NASDAQ rules generally require shareholder approval prior to issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance) Our board of directors will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances Renewal of our share issuance authorities is fundamental to the way we intend to advance our business and increase shareholder value—our growth strategy depends in part on our ability to identify, acquire, in-license and/or develop additional products or product candidates  Our management and board of directors rely heavily on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive opportunities—many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics

Our Past Actions Demonstrate Our Deliberately Disciplined Use of Equity in Furtherance of Our Growth Strategy Each of our completed company and asset acquisitions and in-license transactions since the Azur Merger have been funded with cash on hand and/or borrowings under credit facilities, and we have otherwise been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets We have issued equity or equity-linked securities for capital-raising purposes following the Azur Merger only in our August 2014 offering of exchangeable senior notes We are committed to deploying capital wisely to meet strategic goals that are in the best interests of our shareholders We also believe that we have appropriately balanced investment in our growth with managing dilution through our share repurchase programs, under which we have repurchased approximately $375 million of our ordinary shares through March 31, 2016

Potential Consequences if Proposals 6 and 7 are Not Approved If Proposals 6 and 7 are not approved, we would be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities after January 17, 2017, even if we would not otherwise be required to obtain shareholder approval under NASDAQ rules. This could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions and might make it difficult for us to complete such transactions in furtherance of our growth strategy, potentially limiting our ability to deploy capital to meet strategic goals that are in the best interests of our shareholders If we do not receive the required affirmative vote of 75% of the votes cast to approve Proposal 7, shares that we would issue for cash in connection with new strategic opportunities after January 17, 2017 would have to first be offered to existing shareholders in costly and time-consuming pro-rata rights offerings The planning and execution of a pro-rata rights offering could potentially take anywhere from approximately a month to up to four months or more depending on whether we would be required to publish a prospectus approved by a competent authority of an EEA home Member State in accordance with European prospectus law This limitation on our ability to issue shares for cash could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions, would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, and would increase our costs

About Our Other 2016 Annual General Meeting Proposals

Recurring Annual Proposals Election of Class II directors (Proposal 1) Ratify, in a non-binding vote, KPMG’s re-appointment and authorize, in a binding vote, determination of auditor remuneration (Proposal 2) Non-binding advisory say-on-pay vote (Proposal 3) Renewal of open market share repurchase authority (Proposal 5)

Other Non-Recurring Proposals Amendments to Memorandum of Association and Articles of Association (Proposals 4A and 4B) Adjournment (Proposal 8) Amendment and restatement of 2011 Equity Incentive Plan (Proposal 9) Amendment and restatement of 2007 Non-Employee Directors Stock Option Plan (Proposal 10)

Proposals 4A and 4B – Amendments to Memorandum of Association and Articles of Association

Why Proposals 4A and 4B are on the Agenda Our current constitutional documents dis-applied the model set of regulations set forth in the previous Irish company law — instead, we adopted a tailored memorandum of association and articles of association Irish Companies Act 2014 became effective on June 1, 2015 Now that Irish Companies Act 2014 is effective, we are proposing to make administrative adjustments to our constitutional documents in order to continue our existing approach of setting out the regulations governing us in our constitutional documents, rather than by defaulting to the statutory provisions We are proposing to amend our constitutional documents to ensure the continued application of the substantive content of our current constitutional documents without change due simply to the enactment of Irish Companies Act 2014 (and to make other minor “housekeeping” changes)

Why you should vote “FOR” Proposals 4A and 4B The proposed amendments would allow the continued application of the substantive content of our constitutional documents without change due simply to the enactment of Irish Companies Act 2014, and would effect certain other minor “housekeeping” changes None of the proposed amendments will materially change the rights of shareholders

Proposal 8 – Adjournment

Why Proposal 8 is on the Agenda and Why You Should Vote “FOR” Proposal 8 Proposals 4A and 4B (amendments to Memorandum of Association and Articles of Association) and Proposal 7 (renew directors’ authority to issue shares for cash without first offering shares to existing shareholders) are special resolutions under Irish law that require no less than 75% of the votes of shareholders cast at a general meeting to be voted “FOR” the proposal in order to be passed Given the high vote threshold associated with Proposals 4A, 4B and 7, we are proposing to have the ability to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of our annual general meeting to approve any of these proposals We are seeking approval to adjourn the meeting to solicit additional proxies if there are insufficient votes to approve only Proposals 4A, 4B and/or 7 If you support Proposals 4A, 4B and 7, we believe that a vote for the adjournment proposal also warrants your support

Proposal 9 – Amendment and Restatement of 2011 Equity Incentive Plan

Why Proposal 9 is on the Agenda In 2011, our public company shareholders approved the existing 2011 Equity Incentive Plan, including the terms and conditions necessary for us to grant performance-based stock and cash awards under section 162(m) of the U.S. Internal Revenue Code Under U.S. tax rules, our shareholders must reapprove certain terms and conditions of our 2011 Equity Incentive Plan every five years in order for us to maintain flexibility to grant awards that may qualify as “performance-based compensation” under section 162(m) We are proposing to renew our ability to grant “performance-based compensation” under section 162(m)

Why You Should Vote “FOR” Proposal 9 We believe it is in the best interests of the company and our shareholders to preserve the ability to grant awards in the future that may qualify as “performance-based compensation” under section 162(m) The Amended and Restated 2011 Equity Incentive Plan is identical to the existing 2011 Equity Incentive Plan except that “items that are unusual in nature or occur infrequently” replaced “extraordinary items” in the definition of “performance goals” to track a change in U.S. generally accepted accounting principles Shareholders are not being asked to approve an increase in the number of shares available for grant or to add any new features

Proposal 10 – Amendment and Restatement of 2007 Non-Employee Directors Stock Option Plan

Why Proposal 10 is on the Agenda Under the current Amended and Restated Non-Employee Directors Stock Option Plan, stock options are the only type of stock award that can be granted to our non-employee directors We have been granting restricted stock units, or RSUs, to our directors under our 2007 Equity Incentive Plan, which expires in 2017 We are proposing to have the ability to grant RSUs to our directors under our Amended and Restated Non-Employee Directors Stock Option Plan

Why You Should Vote “FOR” Proposal 10 We believe it is in the best interests of the company and our shareholders to preserve our ability to grant RSUs and other types of stock awards to our non-employee directors Shareholders are not being asked to approve an increase in the number of shares available for grant The proposal eliminates the final automatic annual increase to the share reserve that otherwise is scheduled to occur in 2017 pursuant to the “evergreen” provision If this proposal is not approved by our shareholders, we will not be able to continue to grant RSU awards to our directors without first obtaining shareholder approval

About Our Corporate Governance

Our Board of Directors is Substantially Independent and Has a Mix of Newer and Longer-Tenured Directors – The Charts Below Show Board Makeup by Various Characteristics

Our Directors Bring a Balance of Relevant Skills and Experience to our Boardroom

Strong Corporate Governance Practices 10 out of 11 of our directors are independent Regular executive sessions of independent directors Audit, compensation and nominating and corporate governance committees are comprised solely of independent directors Diverse board in terms of tenure, residency, gender, experience and skills Annual board and committee self-evaluations Risk oversight by the full board and committees Board and committees may engage outside advisors independently of management Independent compensation consultant reporting directly to the compensation committee Director participation in continuing education and related reimbursement policy Lead Independent Director with clearly delineated duties Corporate Governance Guidelines Majority voting for elections of directors Share ownership guidelines for directors and executive officers Anti-hedging/pledging policy Code of Conduct Annual advisory approval of executive compensation Shareholder ability to call extraordinary meetings

Strong Corporate Governance Practices in our Executive Compensation Program What We Do What We Don’t Do Design executive compensation to align pay with performance No excessive change in control or severance payments Balance short-term and long-term incentive compensation to make sure majority of executive compensation is “at-risk” No “single-trigger” cash or equity change in control benefits 100% independent directors on the compensation committee No repricing of underwater stock options without prior shareholder approval Independent compensation consultant reporting directly to the compensation committee No excessive perquisites Maintain share ownership guidelines No tax gross-ups on severance or change in control benefits Provide “double-trigger” change in control benefits No post-termination retirement or pension benefits that are not available to our employees generally Prohibit hedging and pledging by executive officers and directors No guaranteed bonuses or base salary increases

Pay-For-Performance Philosophy

2016 Annual General Meeting Logistics

We Value Your Support at our 2016 Annual General Meeting Our 2016 Annual General Meeting is on August 4, 2016 Our board of directors recommends that you for “FOR” each of the nominees in Proposal 1 and “FOR” each of the other proposals Your vote is important, no matter how many or how few shares you may own.  Please help us avoid the expense of further solicitation by voting today If you require any assistance in voting your shares or have any other questions, please call Alliance Advisors, our proxy solicitor, at +1.855.973.0094